Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Natera, Inc. for the registration of common stock and to the incorporation by reference therein of our reports dated February 25, 2021, with respect to the consolidated financial statements of Natera, Inc., and the effectiveness of internal control over financial reporting of Natera, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Redwood City, California

September 10, 2021